Exhibit 99.1

Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352-7777
Transcat Reports 24.4% Increase in Operating Income on 11.9% Growth in Revenue for Second Quarter 2009
•	Net revenue of $18.6 million in fiscal 2009 second quarter includes $1.1 million from recent acquisition

•	Service revenue negatively impacted by Hurricane Ike

•	Earnings per diluted share double to $0.06 for the fiscal 2009 second quarter
ROCHESTER, NY, October 30, 2008 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test and measurement instruments and accredited provider of calibration, 3-D metrology and repair services, today reported financial results for its second quarter of fiscal 2009 which ended September 27, 2008. Our reported results include the results of Westcon, Inc., a privately-held test and measurement instrument distributor and calibration laboratory located in Portland, Oregon, which was acquired on August 14, 2008.
Net revenue for the second quarter of fiscal 2009 was $18.6 million, an 11.9% increase compared with net revenue of $16.6 million in the second quarter of fiscal 2008. Westcon contributed $1.1 million to total net revenue in the second quarter of fiscal 2009. Organic net revenue increased 5.4%, or $0.9 million, primarily as a result of the growth in Product segment sales.
Net sales of the Company’s Distribution Products (Product segment), which represented 70% of net revenue in the second quarter of fiscal 2009, were $13.0 million, a 15.5% increase compared with net sales of $11.2 million in the same period the prior fiscal year. Growth in sales to the Company’s core customer base, resellers and international customers and $0.9 million related to Westcon was partially offset by lower sales to Canadian customers. Organic Product segment sales were $12.1 million, a 7.6% increase over the second quarter of fiscal 2008.
Calibration Services (Service segment) revenue was $5.7 million in the second quarter of fiscal 2009, a 4.6% increase compared with revenue of $5.4 million in the second quarter of fiscal 2008. Westcon contributed $0.2 million in Service segment revenue in the second quarter of fiscal 2009. Organic Service segment revenue, which was negatively impacted by Hurricane Ike, was relatively flat compared with the same period the prior fiscal year.
Net income was $0.4 million, or $0.06 per diluted share, in the second quarter of fiscal 2009 compared with $0.2 million, or $0.03 per diluted share, in the same period the prior fiscal year.
Charles P. Hadeed, President, CEO and COO of Transcat, commented, “As with many companies, we have experienced the effects of the current economic climate and credit conditions. Our organic revenue growth rate, especially in our Service segment, did not meet our expectations. We believe, however, that for some of the markets we serve, such as the energy and pharmaceutical sectors, requirements for our products and services remained relatively stable. Through the implementation of effective cost controls, timely financial decisions, prudent investments in growth strategies and leveraging of operational efficiencies, we have continued to improve our bottom line.”

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Transcat Reports 24.4% Increase in Operating Income on 11.9% Growth in Revenue for Second Quarter 2009 October 30, 2008	Page 2
Second Quarter Fiscal 2009 Review
Gross profit was $4.6 million, or 24.6% of revenue, in the second quarter of fiscal 2009 compared with $4.2 million, or 25.5% of revenue, in the same period the prior year. The lower gross profit percentage was primarily due to the differences related to the mix of products and services, suppliers and market channels.
Selling, marketing and warehouse expenses increased to $2.1 million in the second quarter of fiscal 2009 compared with $2.0 million in the same period the prior fiscal year, but were down from $2.6 million in the trailing first quarter of fiscal 2009. Administrative expenses were $1.7 million for the second quarter of fiscal 2009, which included $0.1 million in expenses for Westcon, compared with $1.6 million for the second quarter of fiscal 2008 and $1.7 million in the trailing first quarter of fiscal 2009. Reduced expenses related to variable and stock-based compensation had a positive impact to both selling and administrative expenses compared with the trailing first quarter. Operating income for the second quarter of fiscal 2009 was $0.7 million, or 4.0% of net revenue, compared with $0.6 million, or 3.6% of net revenue, in the second quarter of fiscal 2008.
In the second quarter of fiscal 2009, other net expense decreased 86.6% to $0.03 million compared with $0.2 million in the second quarter of fiscal 2008. The decrease in other expense was due to reduced foreign currency losses. The Company has a program in place to hedge the majority of its risk to fluctuations in the value of the U.S. dollar relative to the Canadian dollar.
The effective tax rate in the second quarter of fiscal 2009 was 39.2%. For fiscal 2009, the effective tax rate is expected to be in the 38% to 40% range.
Product and Service Segment Review
Transcat is uniquely positioned to serve the process, life science, utility and manufacturing industries by its ability to bundle a wide variety of premium test and measurement instruments with quality calibration, 3-D metrology and repair services for its customers. Transcat’s calibration capabilities and product delivery systems enable it to rapidly respond to its customers’ requirements for quick turn-around times for instrument purchases and calibration, 3-D metrology and repair services.
Product Segment
Through its Product segment, Transcat markets and distributes national and proprietary brand instruments to over 13,500 global customers. The Company’s Master Catalog offers access to more than 25,000 test and measurement instruments. The Product segment primarily uses direct marketing and the Company’s website, which has online ordering capabilities, to market to end-users, as well as to resellers.
Product segment net sales increased 15.5% to $13.0 million in the second quarter of fiscal 2009 compared with $11.2 million in the same period the prior fiscal year. Organic Product segment sales growth was 7.6%. Average Product segment sales per day, including Westcon, were $206 thousand in the second quarter of fiscal 2009 compared with $178 thousand in the same period the prior fiscal year. Sales of the Company’s products over its website increased 12.1% to $718 thousand in the second quarter of fiscal 2009 compared with the same period the prior fiscal year.
Gross margin for the Product segment is a function of a number of factors including market channel mix, product mix and discounts to customers. Product segment gross profit in the second quarter of fiscal 2009 was $3.4 million, or 26.1% of net sales, compared with $3.1 million, or 27.9% of net sales, in the second quarter of fiscal 2008. The reduction in gross margin was attributable to higher international and reseller sales, which have lower margin potential, combined with lower sales to Canadian customers which typically have higher margins.

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Transcat Reports 24.4% Increase in Operating Income on 11.9% Growth in Revenue for Second Quarter 2009 October 30, 2008	Page 3
Product segment operating income was $1.1 million, or 8.2% of net product sales, in the second quarter of fiscal 2009 compared with $0.9 million, or 8.1% of net product sales, in the same period of the prior fiscal year.
Mr. Hadeed noted, “We are reasonably pleased with our Product segment sales growth and resulting margins, with increases in all of our markets except Canada, where volatile fluctuations in exchange rates have hampered our growth. Our acquisition of Westcon should allow us to expand our ability to support and grow our customer base on the West coast and further penetrate the wind energy industry.”
Service Segment
Transcat’s customers purchase calibration services for the purpose of measurably reducing their risk of product or process failures that can be caused by inaccurate measurements. Transcat annually performs more than 140,000 calibrations at its 12 Calibration Centers of Excellence, located throughout the United States, Canada and Puerto Rico, or at its customers’ locations.
Service segment revenue was $5.7 million in the second quarter of fiscal 2009, a 4.6% increase compared with $5.4 million in the same period the prior fiscal year. The timing of calibration orders and segment expenses can vary on a quarter-to-quarter basis based on the nature of a customers’ business and calibration requirements. In general, a trailing twelve month trend provides a better indication of the progress of this segment. Service segment revenue for the trailing twelve months that ended September 27, 2008 were $23.4 million, up 7.7% when compared with $21.8 million for the trailing twelve month period that ended September 29, 2007.
Hurricane Ike negatively impacted Service segment revenue in the second quarter of fiscal 2009. In addition to the forced two week shutdown of the Company’s largest calibration laboratory and repair center in Houston during the storm and its aftermath, many of the Company’s customers in that area postponed or cancelled expected calibration service requests. Additionally, repair service requests, which can be unpredictable quarter-to-quarter, were down 12.3% year-over-year.
Within the calibration industry, there is a broad array of measurement disciplines making it costly and inefficient for any one provider to invest the needed capital for facilities, equipment and uniquely trained personnel necessary to perform all calibrations in-house. The Company’s strategy has been to focus its investments in the core electrical, temperature, pressure and dimensional disciplines, and it has historically subcontracted 15% to 20% of its customers’ equipment to outside vendors. In the second quarters of both fiscal 2009 and 2008, approximately 81% of Service segment revenue was generated by the Company’s staff of technicians while 19% was subcontracted to outside vendors.
Service segment gross profit in the second quarter of fiscal 2009 was $1.2 million, or 21.0% of revenue, compared with $1.1 million, or 20.6% of revenue, in the same period the prior fiscal year. Tight cost control measures were implemented in the quarter to compensate for the lower than expected revenue growth, resulting in relatively flat gross profit. Service segment operating loss was $0.3 million in the second quarters of fiscal 2009 and 2008.
Mr. Hadeed continued, “Our Service segment growth was significantly challenged by a number of factors, including economic decisions by our customers to postpone or curtail service needs and Hurricane Ike, which made landfall in Houston, the location of our largest calibration laboratory and repair center.”
Six-Month Review
Revenue for the first six months of fiscal 2009 was $36.5 million, up 11.1% compared with revenue of $32.8 million in the first six months of fiscal 2008. Product segment net sales were $25.3 million in the first half of fiscal 2009, up 14.1% compared with $22.1 million in the same period the prior fiscal year. In the first six months of fiscal 2009, Organic Product segment net sales were $24.4 million, a 10.1% increase compared with net sales of $22.1 million in the first six months of fiscal 2008.

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Transcat Reports 24.4% Increase in Operating Income on 11.9% Growth in Revenue for Second Quarter 2009 October 30, 2008	Page 4
Service segment revenue was $11.2 million in the first half of fiscal 2009, up 5% compared with revenue of $10.7 million in the first six months of fiscal 2008. The tables at the end of the release reflect segment sales trends for the six-month period.
Product sales generated over the Company’s website were $1.6 million in the first six months of fiscal 2009, up 34.4% compared with website revenue of $1.2 million in the first half of fiscal 2008.
Gross margin was 25.0% for the first six months of fiscal 2009 compared with 25.8% in the same period of the prior fiscal year. Product segment gross margin was 26.7% and 28.0% for the first six months of fiscal 2009 and 2008, respectively. The year-over-year decrease was a result of product mix and higher net sales through lower margin channels. Service segment gross margin was 21.0% in the first half of fiscal 2009 compared with 21.4% in the same period the prior fiscal year.
Operating expenses were $8.0 million in the first six months of fiscal 2009 compared with $7.4 million in the same period the prior fiscal year. Year-over-year strategic investments in sales and marketing for the Service segment were partially offset by cost control measures. Operating margin in the first six months of fiscal 2009 was 3.1% compared with 3.2% in the first six months of fiscal 2008.
Net income was $0.7 million, or $0.09 per diluted share, for the first six months of fiscal 2009 compared with $0.4 million, or $0.06 per diluted share, for the same period the prior fiscal year
Balance Sheet and Cash Management
Cash generated from operations was $1.0 million in the first six months of fiscal 2009 compared with $2.2 million in the same period the prior year. The reduced cash flow from operations primarily reflects a greater investment in inventory in the fiscal 2009 period. Long-term debt increased to $4.3 million at September 27, 2008, up from $0.3 million at March 29, 2008 as a result of the acquisition of Westcon, Inc. in August 2008.
Capital expenditures, excluding the acquisition of Westcon, were $0.6 million in the first six months of fiscal 2009 compared with $1.0 million, in the same period the prior fiscal year and were primarily used for laboratory equipment to expand capacity and capabilities. Transcat expects capital spending for fiscal 2009 to be in the range of $2.0 to $2.3 million.
Outlook
Mr. Hadeed concluded, “As we enter what are typically our strongest sales quarters, we anticipate accelerated growth rates in both of our business segments. Our growth objectives are dependent on new product launches from our strategic partners, our direct marketing efforts including our annual Master Catalog, and investments in our sales personnel. However, we remain cautious due to the effects the economy and credit markets may have on our customers and their purchase decisions. Both operating and pre-tax earnings should exceed prior fiscal year comparisons, with net income comparisons negatively impacted by a $0.8 million benefit from the reversal of a deferred tax asset valuation allowance in last fiscal year’s third quarter. As we integrate Westcon into our business systems and processes, we believe it will expand our revenue growth opportunities during the remainder of fiscal 2009.”
ABOUT TRANSCAT
Transcat, Inc. is a leading global distributor of professional grade test and measurement instruments and accredited provider of calibration, 3-D metrology and repair services primarily for the life science, manufacturing, utility and process industries. Through its distribution products segment, Transcat markets and distributes national and proprietary brand instruments to approximately 13,500 global customers. The Company’s Master Catalog offers access to more than 25,000 test and measurement instruments. Transcat delivers precise, reliable, fast calibration, 3-D metrology and repair services across the United States, Canada and Puerto Rico through its 12 strategically located Centers of Excellence. Transcat’s calibration laboratories are all ISO-9001:2000 certified and the scope of

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Transcat Reports 24.4% Increase in Operating Income on 11.9% Growth in Revenue for Second Quarter 2009 October 30, 2008	Page 5
accreditation for ISO/IEC 17025 is believed to be the broadest in the industry.
Transcat’s growth strategy is to expand both its distribution products and calibration services in markets that value product breadth and availability and rely on accredited calibration services to maintain the integrity of their processes.
More information about Transcat can be found on its website at: www.transcat.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, its strategy to build its sales representative channel, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
John Zimmer, Chief Financial Officer
Phone: (585) 352-7777 Email: jzimmer@transcat.com
-OR-
Tammy Poblete, Kei Advisors LLC
Phone: (716) 843-3853 Email: tpoblete@keiadvisors.com
FINANCIAL TABLES FOLLOW.

Transcat Reports 24.4% Increase in Operating Income on 11.9% Growth in Revenue for Second Quarter 2009 October 30, 2008	Page 6
Transcat, Inc.
Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007

Product Sales	$12,954	$11,219	$25,265	$22,146
Service Revenue	5,656	5,406	11,198	10,669

Net Revenue	18,610	16,625	36,463	32,815

Cost of Products Sold	9,568	8,089	18,517	15,955
Cost of Services Sold	4,468	4,290	8,847	8,387

Total Cost of Products and Services Sold	14,036	12,379	27,364	24,342

Gross Profit	4,574	4,246	9,099	8,473

Gross margin	24.6%	25.5%	25.0%	25.8%

Selling, Marketing and Warehouse Expenses	2,122	2,018	4,717	4,323
Administrative Expenses	1,713	1,634	3,255	3,107

Total Operating Expenses	3,835	3,652	7,972	7,430

Operating Income	739	594	1,127	1,043

Operating margin	4.0%	3.6%	3.1%	3.2%

Interest Expense	28	29	27	63
Other Expense, net	4	209	12	290

Total Other Expense	32	238	39	353

Income Before Income Taxes	707	356	1,088	690
Provision for Income Taxes	277	162	430	258

Net Income	$430	$194	$658	$432

Basic Earnings Per Share	$0.06	$0.03	$0.09	$0.06
Average Shares Outstanding	7,282	7,127	7,239	7,099

Diluted Earnings Per Share	$0.06	$0.03	$0.09	$0.06
Average Shares Outstanding	7,511	7,577	7,453	7,474
Note: Certain prior period balances have been reclassified to conform with the current period presentation.

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Transcat Reports 24.4% Increase in Operating Income on 11.9% Growth in Revenue for Second Quarter 2009 October 30, 2008	Page 7
Transcat, Inc.
Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	(Unaudited)
	September 27,	March 29,
	2008	2008
ASSETS
Current Assets:
Cash	$184	$208
Accounts Receivable, less allowance for doubtful accounts of $70 and $56 as of September 27, 2008 and March 29, 2008, respectively	9,105	9,346
Other Receivables	938	370
Inventory, net	5,844	5,442
Prepaid Expenses and Other Current Assets	1,227	773
Deferred Tax Asset	462	248

Total Current Assets	17,760	16,387
Property and Equipment, net	3,563	3,211
Goodwill	7,460	2,967
Intangible Asset	1,191	–
Deferred Tax Asset	1,190	1,435
Other Assets	367	344

Total Assets	$31,531	$24,344

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$6,064	$5,947
Accrued Compensation and Other Liabilities	2,921	2,489
Income Taxes Payable	296	62

Total Current Liabilities	9,281	8,498
Long-Term Debt	4,347	302
Other Liabilities	503	427

Total Liabilities	14,131	9,227

Shareholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,633,694 and 7,446,223 shares issued as of September 27, 2008 and March 29, 2008, respectively; 7,357,912 and 7,170,441 shares outstanding as of September 27, 2008 and March 29, 2008, respectively	3,817	3,723
Capital in Excess of Par Value	8,183	6,649
Accumulated Other Comprehensive Income	433	436
Retained Earnings	5,955	5,297
Less: Treasury Stock, at cost, 275,782 shares as of September 27, 2008 and March 29, 2008	(988)	(988)

Total Shareholders’ Equity	17,400	15,117

Total Liabilities and Shareholders’ Equity	$31,531	$24,344

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Transcat Reports 24.4% Increase in Operating Income on 11.9% Growth in Revenue for Second Quarter 2009 October 30, 2008	Page 8
Transcat, Inc.
Consolidated Statements of Cash Flows
(Amounts in thousands)

	(unaudited)
	Six Months Ended
	September 27,	September 29,
	2008	2007
Cash Flows from Operating Activities:
Net Income	$658	$432
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Deferred Income Taxes	55	(85)
Depreciation and Amortization	772	788
Provision for (Recovery of) Accounts Receivable and Inventory Reserves	84	(63)
Stock-Based Compensation Expense	355	428
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	654	892
Inventory	(40)	749
Prepaid Expenses and Other Assets	(710)	(602)
Accounts Payable	(269)	104
Accrued Compensation and Other Liabilities	(601)	(595)
Income Taxes Payable	45	174

Net Cash Provided by Operating Activities	1,003	2,222

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(587)	(999)
Purchase of Westcon, Inc., net of cash acquired	(4,625)	–

Net Cash Used in Investing Activities	(5,212)	(999)

Cash Flows from Financing Activities:
Chase Revolving Line of Credit, net	4,026	(1,567)
Issuance of Common Stock	119	160
Excess Tax Benefits Related to Stock-Based Compensation	41	–

Net Cash Provided by (Used in) Financing Activities	4,186	(1,407)

Effect of Exchange Rate Changes on Cash	(1)	15

Net Decrease in Cash	(24)	(169)
Cash at Beginning of Period	208	357

Cash at End of Period	$184	$188

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Transcat Reports 24.4% Increase in Operating Income on 11.9% Growth in Revenue for Second Quarter 2009 October 30, 2008	Page 9
Transcat Inc.
Fiscal 2009 Second Quarter
Additional Information
Business Segment Data
(Dollars in thousands)

	(Unaudited)	(Unaudited)
	Quarter ended	Quarter ended	$	%
	September 27, 2008	September 29, 2007	Change	Change
Products
Net sales	$12,954	$11,219	$1,735	15.5%

Gross profit	3,386	3,130	256	8.2%
Margin	26.1%	27.9%

Operating income	1,065	913	152	16.6%
Margin	8.2%	8.1%

Services
Net revenue	$5,656	$5,406	$250	4.6%

Gross profit	1,188	1,116	72	4.5%
Margin	21.0%	20.6%

Operating loss	(326)	(319)	(7)	(2.2%)
Margin	(5.8%)	(5.9%)

Consolidated
Net revenue	$18,610	$16,625	$1,985	11.9%

Gross profit	4,574	4,246	328	7.7%
Margin	24.6%	25.5%

Operating income	739	594	145	24.4%
Margin	4.0%	3.6%

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Transcat Reports 24.4% Increase in Operating Income on 11.9% Growth in Revenue for Second Quarter 2009 October 30, 2008	Page 10
Transcat Inc.
Fiscal 2009 Six Months
Additional Information
Business Segment Data
(Dollars in thousands)

	(Unaudited)	(Unaudited)
	Six months ended	Six months ended	$	%
	September 27, 2008	September 29, 2007	Change	Change
Products
Net sales	$25,265	$22,146	$3,119	14.1%

Gross profit	6,748	6,191	557	9.0%
Margin	26.7%	28.0%

Operating income	2,013	1,611	402	25.0%
Margin	8.0%	7.3%

Services
Net revenue	$11,198	$10,669	$529	5.0%

Gross profit	2,351	2,282	69	3.0%
Margin	21.0%	21.4%

Operating loss	(886)	(568)	(318)	(56.0%)
Margin	(7.9%)	(5.3%)

Consolidated
Net revenue	$36,463	$32,815	$3,648	11.1%

Gross profit	9,099	8,473	626	7.4%
Margin	25.0%	25.8%

Operating income	1,127	1,043	84	8.1%
Margin	3.1%	3.2%

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Transcat Reports 24.4% Increase in Operating Income on 11.9% Growth in Revenue for Second Quarter 2009 October 30, 2008	Page 11
Transcat Inc.
Additional Information
PRODUCTS SEGMENT SALES BY MARKET CHANNEL
(Amounts in thousands)
(Unaudited)

	FY 2009
					FY 2009	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
Direct	$10,074	$10,051			$20,125	79.7%
Reseller	2,039	2,699			4,738	18.7%
Freight Billed to Customers	198	204			402	1.6%
Total Product Sales	$12,311	$12,954			$25,265

	FY 2008
					FY 2008	% of
	Q1	Q2	Q3	Q4	Total	Total
Direct	$9,170	$9,520	$11,137	$10,465	$40,292	84.8%
Reseller	1,587	1,520	1,686	1,731	6,524	13.7%
Freight Billed to Customers	170	179	182	192	723	1.5%
Total Product Sales	$10,927	$11,219	$13,005	$12,388	$47,539
PRODUCT SALES PER BUSINESS DAY
(Dollars in thousands)
(Unaudited)

	FY 2009
					FY 2009
	Q1	Q2	Q3	Q4	YTD Total
Number of business days	64	63			127
Total product sales	$12,311	$12,954			$25,265
Sales per day	$192	$206			$199

	FY 2008
					FY 2008
	Q1	Q2	Q3	Q4	Total
Number of business days	64	63	61	63	251
Total product sales	$10,927	$11,219	$13,005	$12,388	$47,539
Sales per day	$171	$178	$213	$197	$189

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Transcat Reports 24.4% Increase in Operating Income on 11.9% Growth in Revenue for Second Quarter 2009 October 30, 2008	Page 12
PRODUCTS SEGMENT SALES BY REGION
(Amounts in thousands)
(Unaudited)

	FY 2009
					FY 2009	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
United States	$9,484	$10,066			$19,550	77.4%
Canada	784	999			1,783	7.1%
Other International	1,845	1,685			3,530	14.0%
Freight Billed to Customers	198	204			402	1.6%
Total	$12,311	$12,954			$25,265

	FY 2008
					FY 2008	% of
	Q1	Q2	Q3	Q4	Total	Total
United States	$8,443	$8,630	$10,093	$9,803	$36,969	77.8%
Canada	1,026	888	1,176	966	4,056	8.5%
Other International	1,288	1,522	1,554	1,427	5791	12.2%
Freight Billed to Customers	170	179	182	192	723	1.5%
Total	$10,927	$11,219	$13,005	$12,388	$47,539
SERVICE SEGMENT REVENUE BY TYPE
(Amounts in thousands)
(Unaudited)

	FY 2009
					FY 2009	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
Depot/On-site	$4,478	$4,441			$8,919	79.6%
Outsourced	911	1,065			1,976	17.6%
Freight Billed to Customers	153	150			303	2.7%
Total Service Revenue	$5,542	$5,656			$11,198

	FY 2008
					FY 2008	% of
	Q1	Q2	Q3	Q4	Total	Total
Depot/On-site	$4,170	$4,266	$4,284	$5,516	$18,236	79.6%
Outsourced	956	995	1,009	1,118	4,078	17.8%
Freight Billed to Customers	137	145	142	176	600	2.6%
Total Service Revenue	$5,263	$5,406	$5,435	$6,810	$22,914

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